Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Very Good Quarterly Revenues and Profits

Peterbilt and Kenworth Launch Next Generation Heavy- and Medium-Duty Trucks

April 27, 2021, Bellevue, Washington – “PACCAR reported very good revenues and net income for the first quarter of 2021,” said Preston Feight, chief executive officer. “PACCAR Parts achieved record quarterly sales and profits due to robust freight activity, high truck utilization, investments in distribution and innovative technology such as its e-commerce platform. PACCAR Financial Services increased its profitability due to excellent portfolio quality and strong used truck demand. I am very proud of our employees and their dedication to delivering the highest quality products and services to our customers.”

Feight added, “Customer demand for Kenworth, Peterbilt and DAF trucks is very strong. Truck deliveries increased in the first quarter of 2021 compared to the fourth quarter of 2020 despite the undersupply of semiconductors affecting the automotive industry. Peterbilt and Kenworth launched exciting new heavy- and medium-duty truck models, which deliver enhanced fuel efficiency, Advanced Driver Assistance Systems (ADAS) and superb driver comfort. In addition, DAF began producing CF Electric trucks this month.”

First quarter 2021 revenues increased to $5.85 billion, compared to $5.16 billion earned in the first quarter of 2020. PACCAR achieved net income of $470.1 million ($1.35 per diluted share) in the first quarter of this year, a 31% increase compared to $359.4 million ($1.03 per diluted share) earned in the same period last year.

Highlights – First Quarter 2021
Highlights of PACCAR’s financial results during the first quarter of 2021 include:

•	Consolidated net sales and revenues of $5.85 billion.
•	Net income of $470.1 million.
•	Record PACCAR Parts revenues of $1.16 billion.
•	Record PACCAR Parts pretax profits of $251.3 million.
•	PACCAR Financial Services revenues of $432.0 million and pretax profits of $76.4 million.
•	Research and development expenses of $80.1 million.
•	Capital investments of $94.2 million
•	Cash flow from operations of $536.9 million.
•	Manufacturing cash and marketable securities of $4.65 billion.
•	Stockholders’ equity of $10.72 billion.

Global Truck Markets

Harrie Schippers, president and chief financial officer, said, “Freight tonnage is strong as the U.S. economy continues to grow. Kenworth and Peterbilt’s U.S. and Canada Class 8 truck orders increased nearly 300% in the first quarter of 2021 compared to the same period last year.” PACCAR estimates that 2021 U.S. and Canada Class 8 truck industry retail sales will be in a range of 260,000-290,000 trucks.

DAF achieved a robust 16.6% market share in the European above 16-tonne segment in the first quarter this year. Harry Wolters, DAF president said, “DAF trucks deliver exceptional value to customers through their premium quality and excellent fuel efficiency.” It is estimated that 2021 European truck industry registrations in the above 16-tonne market will be in a range of 260,000-290,000 trucks.

DAF Brasil’s market share was a strong 5.7% in the above 16-tonne truck segment in the first quarter this year. The South American above 16-tonne truck market is projected to be in the range of 100,000-110,000 units this year.

Kenworth and Peterbilt Launch New Flagship Class 8 Truck Models

Next generation Kenworth T680 and Peterbilt Model 579 Class 8 trucks were unveiled in the first quarter, offering major enhancements in uptime, connectivity technology, aerodynamics, fuel-efficiency and driver comfort. Mike Dozier, senior vice president, noted, “The new Kenworth T680 and Peterbilt Model 579 are the most aerodynamic trucks in company history. Fleet operators and drivers will appreciate the quieter cab, customizable 15” digital display, and new ADAS technology to enhance safety.” The next generation vehicles feature new exterior designs with an optimized aerodynamic shape, and PACCAR MX-13 and MX-11 engines with the integrated PACCAR transmission, which deliver up to 7% increased fuel-efficiency.

Next Generation Kenworth T680 and Peterbilt Model 579 Trucks

Kenworth and Peterbilt Launch New Medium-Duty Truck Models

This month Peterbilt and Kenworth introduced new Class 5-7 truck models with best-in-class features including an eight inch wider cab with three-person seating, a lower cab for improved ingress and egress, up to 50% reduced interior noise and enhanced driver visibility. The new medium-duty vehicles are designed to serve an expansive variety of applications and can be customized with two roof height options, three hood options, and multiple wheelbase lengths. Medium-duty PACCAR PX-7 or PX-9 engines are paired with the newly introduced 8-speed automatic PACCAR TX-8 transmission to provide up to 380 horsepower and 1,000 lb.-ft. of torque. “Trucking and leasing companies will realize the tremendous benefits of operating these new Kenworth and Peterbilt medium-duty vehicles that will provide exceptional performance over many years of service,” said Darrin Siver, senior vice president.

New Medium-Duty Kenworth T280 and Peterbilt Model 536 Trucks

PACCAR Parts Achieves Record Quarterly Sales and Profit

PACCAR Parts earned record quarterly pretax income of $251.3 million in the first quarter of 2021, which is 17% higher than the $214.7 million earned in the same period last year. PACCAR Parts achieved record first quarter revenues of $1.16 billion, compared to the $998.6 million reported in the same period last year. David Danforth, PACCAR vice president and PACCAR Parts general manager, said, “PACCAR Parts achieved record results due to robust freight demand and truck utilization, and ongoing investments in distribution and innovative technology. TRP all-makes parts and TRP stores, and a growing population of connected vehicles with PACCAR MX engines contributed to the results. E-commerce sales increased more than 30% in the first quarter compared to the same quarter last year, as customers embraced the convenience of PACCAR Parts’ e-commerce platform.”

PACCAR Parts 18 parts distribution centers (PDCs) support more than 2,200 DAF, Kenworth and Peterbilt dealer sales, parts and service locations. PACCAR Parts plans to open a new 260,000 square foot PDC in Louisville, Kentucky next year to further enhance parts availability for customers and dealers.

PACCAR Parts Distribution Center

PACCAR Launches Electric Truck Production

DAF began producing CF Electric trucks this month. Kenworth and Peterbilt will launch zero emissions truck production in the coming months.

PACCAR has defined a robust vehicle electrification strategy that it is implementing in phases, from vehicle testing through high volume production. The company is completing a successful validation phase, in which Kenworth, Peterbilt and DAF completed over 500,000 miles of field testing on more than 60 vehicles. This quarter PACCAR began the next phase, which is producing battery electric customer trucks for applications such as port, refuse and local delivery.  In these applications, trucks return to their depot each day for recharging and have an optimized range to limit battery weight and cost.

An important element of PACCAR’s electrification strategy is securing multiple technology partners. PACCAR offers customers battery packs from leading battery suppliers CATL and Romeo Power to ensure customers receive the optimal technology for their specific application. “PACCAR’s range of zero emissions products allows the customer to select the best technology solution for their business,” said Kyle Quinn, senior vice president.

Battery Electric Peterbilt Model 579EV Truck

PACCAR Financial Services Achieves Increased Profits and Strong New Business
PACCAR Financial Services (PFS) has a portfolio of 203,000 trucks and trailers, with total assets of $15.53 billion. PacLease, a major full-service truck leasing company in North America, Europe and Australia with a fleet of 38,000 vehicles, is included in this segment. PFS achieved first quarter 2021 revenues of $432.0 million compared to $383.7 million in the same period last year. PFS earned pretax income of $76.4 million in the first quarter this year compared to $48.3 million in the first quarter of 2020. Todd Hubbard, vice president, said, “PFS achieved good first quarter results due to robust new loan and lease business of $1.3 billion, excellent portfolio quality and improved pricing on used trucks. PFS is leveraging investments in its 12 worldwide used truck centers to sell an increased number of used trucks at higher retail prices.” A new PFS used truck facility is expected to open later this year in Madrid, Spain. Kenworth and Peterbilt truck resale values command a 10-20% premium over competitors’ trucks.

Ken Roemer, PacLease president, commented, “The semiconductor undersupply issue has a silver lining by increasing the demand for readily available used trucks. Customers who require trucks are pleased to purchase high quality pre-owned Kenworth and Peterbilt vehicles.”

“PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 26 countries on four continents,” said Craig Gryniewicz, PACCAR Financial Corp. president.  PACCAR Financial Services has excellent access to the debt markets, issuing commercial paper on a regular basis and $757 million of three- and five-year term notes during the first quarter of 2021.

Capital and R&D Investments in Products, Technologies and Facilities

PACCAR’s excellent long-term profits, strong balance sheet, and consistent focus on quality, technology and productivity have enabled the company to invest $7.3 billion in new and expanded facilities, innovative products and new technologies during the past decade. John Rich, chief technology officer, said, “Capital expenditures are projected to be $575-$625 million and research and development expenses are estimated to be $350-$375 million this year. PACCAR is investing in aerodynamic truck models, integrated powertrains including diesel, electric, hybrid, and hydrogen fuel cell technologies, as well as advanced driver assistance and autonomous systems, connected vehicle services and next-generation manufacturing and distribution capabilities.”

PACCAR will hold a conference call with securities analysts to discuss first quarter earnings on April 27, 2021, at 8:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q1 Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through May 4, 2021. PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in this release due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended
	March 31
	2021	2020
Truck, Parts and Other:
Net sales and revenues	$5,413.5	$4,778.0
Cost of sales and revenues	4,690.7	4,189.6
Research and development	80.1	71.0
Selling, general and administrative	129.9	131.4
Interest and other (income), net	(13.2)	(13.1)

Truck, Parts and Other Income Before Income Taxes	526.0	399.1

Financial Services:
Revenues	432.0	383.7
Interest and other	320.7	285.8
Selling, general and administrative	31.2	32.6
Provision for losses on receivables	3.7	17.0

Financial Services Income Before Income Taxes	76.4	48.3
Investment income	4.9	14.8

Total Income Before Income Taxes	607.3	462.2
Income taxes	137.2	102.8

Net Income	$470.1	$359.4

Net Income Per Share:
Basic	$1.35	$1.04
Diluted	$1.35	$1.03

Weighted Average Shares Outstanding:
Basic	347.6	346.9
Diluted	348.4	347.3

Dividends declared per share	$.32	$.32

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	March 31	December 31
	2021	2020
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$4,651.1	$4,834.0
Trade and other receivables, net	1,649.9	1,197.5
Inventories, net	1,465.4	1,221.9
Property, plant and equipment, net	3,242.5	3,270.4
Equipment on operating leases and other, net	1,960.5	1,936.4
Financial Services Assets	15,534.0	15,799.8

	$28,503.4	$28,260.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$5,823.4	$5,601.1
Financial Services Liabilities	11,962.3	12,268.9
STOCKHOLDERS' EQUITY	10,717.7	10,390.0

	$28,503.4	$28,260.0

Common Shares Outstanding	347.2	346.6

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Three Months Ended March 31,	2021	2020
OPERATING ACTIVITIES:
Net income	$470.1	$359.4
Depreciation and amortization:
Property, plant and equipment	66.9	70.0
Equipment on operating leases and other	184.8	202.0
Net change in trade receivables, inventory and payables	(82.3)	(193.9)
Net decrease (increase) in wholesale receivables on new trucks	26.8	(6.8)
All other operating activities, net	(129.4)	(4.8)

Net Cash Provided by Operating Activities	536.9	425.9

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(114.6)	(176.4)
Acquisitions of equipment for operating leases	(243.1)	(280.1)
Net increase in financial services receivables	(81.3)	(94.2)
Net (increase) decrease in marketable debt securities	(4.8)	40.5
Proceeds from asset disposals and other	228.1	130.4

Net Cash Used in Investing Activities	(215.7)	(379.8)

FINANCING ACTIVITIES:
Payments of cash dividends	(353.7)	(907.4)
Purchases of treasury stock	(1.4)	(41.5)
Proceeds from stock compensation transactions	28.8	6.3
Net (decrease) increase in debt and other	(182.0)	108.9

Net Cash Used in Financing Activities	(508.3)	(833.7)
Effect of exchange rate changes on cash	(32.5)	(64.4)

Net Decrease in Cash and Cash Equivalents	(219.6)	(852.0)
Cash and cash equivalents at beginning of period	3,539.6	4,175.1

Cash and cash equivalents at end of period	$3,320.0	$3,323.1

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended
	March 31
	2021	2020
Sales and Revenues:
Truck	$4,233.0	$3,757.6
Parts	1,160.7	998.6
Financial Services	432.0	383.7
Other	19.8	21.8

	$5,845.5	$5,161.7

Pretax Profit:
Truck	$269.5	$183.1
Parts	251.3	214.7
Financial Services	76.4	48.3
Investment Income and Other	10.1	16.1

	$607.3	$462.2

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended
	March 31
	2021	2020
United States and Canada	$3,533.6	$3,330.1
Europe	1,590.3	1,260.1
Other	721.6	571.5

	$5,845.5	$5,161.7

NEW TRUCK DELIVERIES

	Three Months Ended
	March 31
	2021	2020
United States and Canada	23,000	22,200
Europe	13,700	11,600
Other	5,500	4,600

	42,200	38,400